Exhibit 10.1
AMENDMENT NO. 1 TO ADVISORY AGREEMENT
     This Amendment is made and entered into as of February 24, 2011 (this “Amendment”) and amends the Advisory Agreement dated as of March 17, 2010 (the “Advisory Agreement”) by and among NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), NS Real Estate Income Trust Advisor, LLC (the “Advisor”) and for certain limited purposes under the Advisory Agreement, is also entered into by NorthStar Realty Finance Corp., a Maryland corporation (the “Sponsor”). Capitalized terms used but not defined herein shall have the meanings set forth in the Advisory Agreement.
     WHEREAS, each of the Company, the Operating Partnership, the Advisor and the Sponsor desires to amend the Advisory Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each of the Company, the Operating Partnership, the Advisor and the Sponsor agree as follows:
     1. Article 1 of the Advisory Agreement is hereby amended by inserting the following definitions:
     “Escrow Agent” has the meaning set forth in Section 12.04(ii).
     “Initial Escrow Release Date” shall mean the date that one of the thresholds in Section 12.04(iii) is met.
     “Internalization Transaction” has the meaning set forth in Section 12.04.
     “Original Issue Price” shall mean the original issue price of the Shares outstanding at the time of an Internalization Transaction, reduced by any Pre-Internalization Special Distributions.
     “Pre-Internalization Special Distributions” shall mean any cash Distributions that have been paid prior to an Internalization Transaction from net proceeds of the sale of assets of the Company.
     “Subject Shares” has the meaning set forth in Section 12.04(iii).
     2. Article 12 of the Advisory Agreement is hereby amended by inserting the following provision as Section 12.04:
     12.04 Internalization and Liquidity Transaction. The Company shall consider becoming self-administered and self-managed once the Company’s assets and income are, in the view of the Board, including a majority of the independent directors of the Board, of sufficient size such that internalizing the management functions performed by the Advisor is in the best interests of the Stockholders, whether by means of a merger, stock acquisition, asset purchase or similar consolidation of the business and operations of the Advisor (an “Internalization Transaction”). In the event the Board determines to engage in an Internalization Transaction, the consideration payable therefor shall be subject to the following limitations:

     (i) All terms and conditions of the Internalization Transaction must be approved by the Board, including a majority of the independent directors.
     (ii) Any consideration payable shall be in the form of Shares and held in escrow by an independent financial institution (the “Escrow Agent”).
     (iii) No Shares received as consideration for the Internalization Transaction shall be released by the Escrow Agent until the earlier of:
          (A) the average closing price of the Shares over a five-day trading period on a national securities exchange equals a price that, when combined with prior Distributions paid on the Shares (other than Pre-Internalization Special Distributions) issued prior to Listing and outstanding at the time of the Internalization Transaction (the “Subject Shares”), equals the amount necessary for the holders of the Subject Shares to be deemed to have received in the aggregate the Original Issue Price of the Subject Shares plus an 8% cumulative, non-compounded, annual return on the Original Issue Price of the Subject Shares, assuming for purposes of this calculation that the holders of the Subject Shares have received the trading price, or
          (B) the consideration paid (or net sale proceeds distributed) to holders of the Subject Shares in an acquisition of the Company (whether by means of a merger, stock acquisition, asset purchase, or similar transaction) or from dissolution of the Company, when combined with prior Distributions paid on the Subject Shares (other than Pre-Internalization Special Distributions), equals the amount necessary for the holders of the Subject Shares to have received in the aggregate the Original Issue Price of the Subject Shares plus an 8% cumulative, non-compounded, annual return on the Original Issue Price of the Subject Shares.
     (iv) In the event a recapitalization, merger or similar transaction causes some of the Subject Shares to be exchanged or converted into securities that are not listed on a national securities exchange as of the Initial Escrow Release Date, then the Shares to be released from escrow shall be reduced to reflect the percentage of Subject Shares (and their equivalents) that are then listed, with the remaining Shares in escrow to be subsequently released in proportion to and as the remaining Subject Shares (and their equivalents) become listed.
     (v) Shares held in escrow pursuant to the foregoing shall be entitled to distributions like all other Shares. To the extent the Company is offering a Distribution Reinvestment Plan during the escrow period, the distributions shall be reinvested in Shares pursuant to the Distribution Reinvestment Plan. If the Company is not offering a Distribution Reinvestment Plan at any time when a distribution is made during the escrow period, the distribution shall be payable in cash. The distributions, whether reinvested in Shares or paid in cash, shall also be placed in escrow and not released until the above thresholds are reached. If the conditions to break escrow are not met within 10 years of the Internalization Transaction, all Shares in the escrow account shall become authorized but unissued shares and all cash in the escrow account shall belong to the Company. Shares held in escrow shall be voted on any matter in which common stockholders are entitled to vote in the same proportion as all other Shares that vote on the matter.
     (vi) Any Shares received as consideration for an Internalization Transaction may not be traded for a period of 180 days commencing on the date they are released by the Escrow Agent.

     3. Except to the extent amended hereby, the provisions of the Advisory Agreement shall remain unmodified, and the Advisory Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
     4. This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Advisory Agreement as of the date and year first above written.

NorthStar Real Estate Income Trust, Inc.
By:	/s/ Andrew C. Richardson
	Name:	Andrew C. Richardson
	Title:	President, Chief Financial Officer and Treasurer

NorthStar Real Estate Income Trust Operating Partnership, LP
By:	NorthStar Real Estate Income Trust, Inc., its General Partner

By:	/s/ Andrew C. Richardson
	Name:	Andrew C. Richardson
	Title:	President, Chief Financial Officer and Treasurer

NorthStar Real Estate Income Trust Advisor, LLC
By:	NRFC Sub-REIT Corp., its sole member

By:	/s/ Andrew C. Richardson
	Name:	Andrew C. Richardson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

NorthStar Realty Finance Corp.
By:	/s/ Andrew C. Richardson
	Name:	Andrew C. Richardson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer